CERTIFICATE OF WITHDRAWAL OF CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK OF Sugarmade, Inc.

a Delaware corporation

Sugarmade, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors ("Board"), by unanimous written consent of the Board dated January 12, 2021, adopted resolutions eliminating the designation and the relative powers, preferences, rights, qualifications, limitations and restrictions of the Corporation's Series A Convertible Preferred Stock, and these composite resolutions eliminating the designation and relative powers, preferences, rights, qualifications, limitations and restrictions of such Series A Convertible Preferred Stock are as follows:

WHEREAS, the Board of Directors of the Corporation has previously adopted resolutions providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of 10,000,000 shares of the Corporation's Preferred Stock, par value $0.001 per share, as the Series B Convertible Preferred Stock of the Corporation, which was inadvertently named the Series B Preferred Convertible Preferred Stock instead of the intended Series A Convertible Preferred Stock, pursuant to the Certificate of Designations, Powers, Preferences and Other Rights of the Series B Convertible Preferred Stock of the Corporation, filed with the Secretary of State of the State of Delaware on April 24, 2015, as amended to change the designation to the Series A Convertible Preferred Stock (the "Series A Preferred Stock") by the Corrected Certificate of Designations, Powers, Preferences and Other Rights of the Series A Convertible Preferred Stock of the Corporation, filed with the Secretary of State of the State of Delaware on August 16, 2018 (as so amended, the "Series A Certificate); and

WHEREAS, no shares of Series A Preferred Stock are outstanding and no such shares of Series A Preferred Stock shall be issued in the future and Board of Directors of the Corporation deems it to be in the best interests of the Corporation and its stockholders to withdraw the Series A Certificate and return the shares of preferred stock previously designated as Series A Preferred Stock to authorized preferred stock available for designation and issuance in accordance with the Certificate of Incorporation, pursuant to a Certificate of Withdrawal of the Corrected Certificate of Designations, Powers, Preferences and Other Rights of the Series A Convertible Preferred Stock;

NOW THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation hereby withdraws the Series A Certificate and returns the previously designated shares of Series A Preferred Stock to their status as authorized Preferred Stock available for designation and issuance as determined by the Board of Directors of the Corporation, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Withdrawal of the Corrected Certificate of Designations, Powers, Preferences and Other Rights of the Series A Convertible Preferred Stock in such form as the officers of the Corporation may deem necessary, and to take such other actions as such officers shall deem necessary or advisable to carry out the purposes of this resolution; and be it

FURTHER RESOLVED, that when such certificate of withdrawal becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation's current Certificate of Incorporation all matters set forth in the Series A Certificate with respect to the Series A Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer this 12th day of January, 2021.

By: ______________________
Name: Jimmy Chan
Title: Chief Executive Officer